PROSPECTUS and	PRICING SUPPLEMENT NO. 27
PROSPECTUS SUPPLEMENT, each	Dated July 23, 2013
Dated April 21, 2011, as supplemented	Registration Statement No. 333-173672
by Supplement No. 1 dated April 3, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $4,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 Floating-Rate Senior Notes Due June 15, 2015

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESC4/US24422ESC48

Date of Issue:	July 26, 2013

Maturity Date:	June 15, 2015

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month. The interest rate in effect for the initial interest period is based on an interpolated rate between 1-Month and 2-Month USD LIBOR.

Spread:	LIBOR + 12 bps

Initial Interest Determination Date:	July 24, 2013

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 15th (or next Business Day) of March, June, September and December commencing September 15, 2013

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 15th (or next Business Day) of March, June, September and December commencing September 15, 2013

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from July 26, 2013

Plan of Distribution:
	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$225,000,000.00
	Mitsubishi UFJ Securities (USA), Inc.	225,000,000.00
	BNP Paribas Securities Corp.	25,000,000.00
	Morgan Stanley & Co. LLC	25,000,000.00
	Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from July 26, 2013 if settlement occurs after that date.